UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.
 (Name of Registrant as Specified In Its Charter)

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February 1, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of USA Technologies, Inc. to be held at 10:00 a.m., February 28, 2008, at the Chester Valley Golf Club, 430 Swedesford Road, Malvern, Pennsylvania 19355.

In connection with the Annual Meeting, enclosed herewith is the Proxy Statement and Proxy. We are requesting your approval of a number of proposals that are very important to the Company’s future success. Therefore, whether or not you expect to attend the meeting in person, it is imperative that your shares be voted at the meeting. At your earliest convenience, please complete, date and sign the Proxy and return it in the enclosed, postage-paid envelope furnished for that purpose.

Following the consideration of the proposals by the shareholders, management will present a current report on the activities of the Company. At the meeting, we will welcome your comments on or inquiries about the business of the Company that would be of interest to shareholders generally.

I look forward to seeing you at the Annual Meeting.  In the meantime, please feel free to contact me with any questions you may have.

Sincerely,

/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chairman and Chief Executive Officer

USA TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 28, 2008

To Our Shareholders:

The Annual Meeting of Shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), will be held at 10:00 a.m., February 28, 2008, at the Chester Valley Golf Club, 430 Swedesford Road, Malvern, Pennsylvania 19355, for the following purposes:

1. The election of George R. Jensen, Jr., Stephen P. Herbert, William L. Van Alen, Jr., Steven Katz, Douglas M. Lurio, Stephen W. McHugh, and Joel Brooks as Directors;

2. To act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal year 2008;

3. To act upon a proposal to approve the USA Technologies, Inc. 2008 Stock Incentive Plan;

4. To act upon a proposal to approve an amendment to the Articles of Incorporation of the Company to allow the Company to purchase its shares of Common Stock; and

5. To transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on January 2, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please promptly mark, sign and date the enclosed proxy and return it in the envelope provided for that purpose.

By Order of the Board of Directors,

/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chairman and Chief Executive Officer

USA TECHNOLOGIES, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
February 28, 2008

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m., on February 28, 2008, at the Chester Valley Golf Club, 430 Swedesford Road, Malvern, Pennsylvania 19355.

Only holders of Common Stock or Series A Convertible Preferred Stock of record at the close of business on January 2, 2008 will be entitled to notice of and to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote and each share of Series A Convertible Preferred Stock is entitled to one-hundredth of a vote on all matters to come before the Annual Meeting. On January 2, 2008, the record date for the Annual Meeting, the Company had issued and outstanding 14,913,374 shares of Common Stock, no par value (“Common Stock”), and  520,392 shares of Series A Convertible Preferred Stock, no par value (“Series A Preferred Stock”).

The Company’s principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to shareholders is February 1, 2008.

QUORUM REQUIREMENTS AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a particular matter by the shareholders at the Annual Meeting is necessary to constitute a quorum for purposes of consideration and action on the matter. Votes withheld for director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting.  The holders of the Common Stock and Series A Preferred Stock vote together, and not as a separate class, on Items 1 through 3 to be submitted to the shareholders at the Annual Meeting.  The holders of the Common Stock and the holders of Series A Preferred Stock vote as a separate class on Item 4 to be submitted to the shareholders at the Annual Meeting. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Assuming the presence of a quorum, generally the adoption of a proposal by the shareholders requires the affirmative vote of the holders of at least a majority of all shares actually voted in person or by proxy at the Annual Meeting.  Directors are elected by a plurality, and the seven nominees who receive the most votes will be elected.  Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of Directors.  Approval of the proposals to ratify the selection of auditors and to approve the 2008 Stock Incentive Plan require the affirmative vote of the holders of at least a majority of all shares casting votes in person or by proxy at the Annual Meeting. Approval of the proposal to amend the Articles of Incorporation of the Company will require the affirmative vote of the holders of at least a majority of all shares of Common Stock and a majority of all shares of Series A Preferred Stock actually voted, in person or by proxy, at the Annual Meeting. Only shares affirmatively voted for a proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for those proposals. Brokers who hold shares of stock in street name for customers and who indicate on a proxy that the broker does not have discretionary authority to vote those shares as to a particular matter are referred to as broker non-votes. Broker non-votes will have no effect in determining whether a proposal will be adopted at the Annual Meeting although they would be counted as present for purposes of determining the existence of a quorum. Abstentions as to a proposal will have the same effect as votes against such proposal.

REVOCABILITY OF PROXIES

Shares represented by proxies, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders.  Any proxy not specifying to the contrary will be voted in favor of the adoption of all of the proposals referred to in the Notice of Annual Meeting and for the seven nominees for Director listed in Item 1 below. A shareholder who signs and returns a proxy may revoke it any time before it is voted by the filing of an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company.  Your mere attendance at the Annual Meeting will not revoke your proxy.

SOLICITATION

The cost of soliciting proxies will be borne by the Company.  Such solicitation will be made by mail and may also be made on behalf of the Company by the Company’s Directors, officers or employees in person or by telephone, facsimile transmission or telegram.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK

The following table sets forth, as of January 2, 2008, the beneficial ownership of the Common Stock of each of the Company's directors and executive officers, the other employees named in the summary compensation table set forth below, as well as by the Company's directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable:

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class(2)

George R. Jensen, Jr.	275,331	(3)	1.65%
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Stephen P. Herbert	120,738	(4)	*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

David M. DeMedio	29,508	(5)	*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Douglas M. Lurio	16,030	(6)	*
2005 Market Street, Suite 3320
Philadelphia, Pennsylvania 19103

Steven Katz	15,350	(7)	*
440 South Main Street
Milltown, New Jersey 08850

William L. Van Alen, Jr.	53,773	(8)	*
P.O. Box 727
Edgemont, Pennsylvania 19028

Joel Brooks	0		*
303 George Street, Suite 420
New Brunswick, New Jersey 08901

Stephen W. McHugh	3,000	(9)	*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

John McLaughlin	500		*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Cary Sagady	0		*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

SAC Capital Advisors LLC	1,950,426	(10)	11.70%
72 Cummings Point Road
Stamford, CT 06902

Wellington Management Company, LLP	1,810,000	(11)	10.86%
75 State Street
Boston, Massachusetts 02109

All Directors and Executive	513,730		3.08%
Officers as a Group (8 persons)

*Less than one percent (1%)

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of January 2, 2008, are deemed to be beneficially owned for purposes hereof.

(2) On January 2, 2008 there were 14,913,374 shares of Common Stock and 520,392 shares of Series A Preferred Stock issued and outstanding. For purposes of computing the percentages under this table, it is assumed that all shares of issued and outstanding Series A Preferred Stock have been converted into 5,203 shares of Common Stock, and that all of the options to acquire Common Stock which have been issued and are fully vested as of January 2, 2008 (or within 60-days of January 2, 2008) have been converted into 162,250 shares of Common Stock. For purposes of computing such percentages it has also been assumed that all of the remaining Common Stock Warrants have been exercised for 1,591,735 shares of Common Stock; and that all of the accrued and unpaid dividends on the Series A Preferred Stock as of January 2, 2008 have been converted into 9,383 shares of Common Stock. Therefore, 16,681,945 shares of Common Stock were treated as issued and outstanding for purposes of computing the percentages under this table. Does not reflect or include the 140,000 shares issuable to Mr. Jensen upon a “USA Transaction”.

(3)  Includes 2,000 shares of Common Stock beneficially owned by his spouse. Does not include the right granted to Mr. Jensen under his Employment Agreement to receive Common Stock upon the occurrence of a USA Transaction. See "Executive Employment Agreements". Includes 39,366 shares owned by George R. Jensen, Jr. Grantor Retained Unitrust dated July 14, 2003 over which Mr. Jensen retains beneficial ownership. Includes 50,000 shares underlying vested stock options.

(4) Includes 10 shares of Common Stock beneficially owned by his child and 2,500 shares of Common Stock beneficially owned by his spouse. Includes 12,000 shares underlying vested stock options.

(5)  Includes 6,917 shares underlying vested stock options.

(6)  Includes 9,000 shares underlying vested stock options.

(7)  Includes 9,000 shares underlying vested stock options.

(8)  Includes 5,333 shares issuable upon the exercise of warrants and 100 shares of Common Stock beneficially owned by his spouse. Includes 12,000 shares underlying vested stock options, and 40 shares issuable upon conversion of shares of Series A Preferred Stock.

(9)  Includes 3,000 shares underlying vested stock options.

(10)  Based upon a Schedule 13G filed with the Securities and Exchange Commission on March 22, 2007, S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, S.A.C. Capital Associates, LLC, and Steven A. Cohen, each have shared voting and investment power with respect to 1,666,667 of such shares. The address of SAC Capital Advisors and Mr. Cohen is as indicated in the table. The address of SAC Capital Management is 540 Madison Avenue, New York, New York, 10023. The address of SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of these shares. Also includes 283,759 shares purchased by S.A.C. Capital Associates, LLC from the Company in a private placement offering on October 17, 2007 that are not reflected in the Schedule 13G.

(11) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, reflecting the beneficial ownership of our Common Stock by Wellington Management Company, LLP, which has shared voting authority over 484,750 shares and shared dispositive power over 942,500 shares. Does not include 75,000 shares underlying warrants that were not reflected in the Schedule 13G/A. Also includes 867,500 shares purchased from the Company by Wellington Management Company, LLP on behalf of its clients in a private placement offering on October 17, 2007 that are not reflected in the Schedule 13G/A.

SERIES A PREFERRED STOCK

There were no shares of Series A Preferred Stock that were beneficially owned by the Company's directors, executive officers, or the other employees named in the Summary Compensation Table set forth below except for our Director, William L. Van Alen, Jr., who beneficially owns 4,000 shares of Series A Preferred Stock.

ITEM 1

ELECTION OF DIRECTORS

The  shareholders  are  being  asked to elect seven directors,  who will comprise the entire Board of Directors of the Company,  to serve until the next annual meeting of  shareholders  or until their  successors are duly elected and qualified. All of the nominees are current members of the Board of Directors.

Although  the Board of  Directors  has no reason to believe  any of the nominees will be unable to accept such nomination, if such should occur, proxies will be voted  (unless  marked to the contrary)  for such  substitute  person or persons,  if any, as shall be  recommended  by the Board of Directors.  However, proxies will not be voted for more than seven directors.  Shareholders who do not wish their shares to be voted for a particular nominee may so direct in the space provided in the proxy card.

The Board of Directors has nominated, and recommends the election of, the seven persons listed below to serve as Directors of the Company. The following information is furnished with respect to each nominee for election as a Director:

Name	Age	Position(s) Held
George R. Jensen, Jr.	58	Chief Executive Officer, Chairman of the Board of Directors
Stephen P. Herbert	44	Chief Operating Officer and President, Director
William L. Van Alen, Jr. (1)(2)	74	Director
Steven Katz (1)	59	Director
Douglas M. Lurio	51	Director
Stephen W. McHugh (2)	51	Director
Joel Brooks (2)	49	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee

Each Director holds office until the next Annual Meeting of shareholders and until his successor has been elected and qualified.

George R. Jensen, Jr., has been our Chief Executive Officer and a Director since our inception in January 1992. Mr. Jensen was Chairman, Director, and Chief Executive Officer of American Film Technologies, Inc. ("AFT") from 1985 until 1992. AFT was in the business of creating color imaged versions of black-and-white films. From 1979 to 1985, Mr. Jensen was Chief Executive Officer and President of International Film Productions, Inc. Mr. Jensen was the Executive Producer of the twelve hour miniseries, "A.D.", a $35 million dollar production filmed in Tunisia. Procter and Gamble, Inc., the primary source of funds, co-produced and sponsored the epic, which aired in March 1985 for five consecutive nights on the NBC network. Mr. Jensen was also the Executive Producer for the 1983 special for public television, "A Tribute to Princess Grace". From 1971 to 1978, Mr. Jensen was a securities broker, primarily for the firm of Smith Barney, Harris Upham. Mr. Jensen was chosen 1989 Entrepreneur of the Year in the high technology category for the Philadelphia, Pennsylvania area by Ernst & Young LLP and Inc. Magazine. Mr. Jensen received his Bachelor of Science Degree from the University of Tennessee and is a graduate of the Advanced Management Program at the Wharton School of the University of Pennsylvania.

Stephen P. Herbert was elected a Director in April 1996, and joined USA on a full-time basis on May 6, 1996. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University.

William L. Van Alen, Jr., joined the Board of Directors of USA in May 1993. Mr. Van Alen is President of Cornerstone Entertainment, Inc., an organization engaged in the production of feature films of which he was a founder in 1985. Since 1996 and until March 2006, Mr. Van Alen had been President and a Director of The Noah Fund, a publicly traded mutual fund. Prior to 1985, Mr. Van Alen practiced law in Pennsylvania for twenty-two years. Mr. Van Alen received his undergraduate degree in Economics from the University of Pennsylvania and his law degree from Villanova Law School.

Steven Katz joined the Board of Directors in May 1999. He is President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development for technology and service-based companies in the health care, environmental, telecommunications and Internet markets. Mr. Katz`s prior experience includes five years with PriceWaterhouse & Co. in audit, tax and management advisory services; two years of corporate planning with Revlon, Inc.; five years with National Patent Development Corporation (NPDC) in strategic planning, merger and acquisition, technology in-licensing and out-licensing, and corporate turnaround experience as President of three NPDC subsidiaries; and two years as a Vice President and General Manager of a non-banking division of Citicorp, N.A. Mr. Katz is also a Director of Health Systems Solutions Inc., NaturalNano, Inc. and Gammacan International, Inc., all publicly traded companies.

Douglas M. Lurio joined the Board of Directors of USA in June 1999. Mr. Lurio is President of Lurio & Associates, P.C., attorneys-at-law, which he founded in 1991. He specializes in the practice of corporate and securities law. Prior thereto, he was a partner with Dilworth, Paxson LLP. Mr. Lurio received a Bachelor of Arts Degree in Government from Franklin & Marshall College, a Juris Doctor Degree from Villanova Law School, and a Masters in Law (Taxation) from Temple Law School.

Stephen W. McHugh joined the Board of Directors of USA in June 2006. Mr. McHugh is the President and co-founder of Santa Barbara Infrared, Inc., a designer and manufacturer of military and commercial Electro-Optical test equipment that was recently acquired by HEICO Corporation. Mr. McHugh formerly was a mechanical engineer and technical sales expert at Electro Optical Industries where he designed optical and mechanical instruments for the test of infrared camera systems.

Joel Brooks joined the Board of Directors of USA on March 22, 2007.  Since December 2000, Mr. Brooks has served as the Chief Financial Officer and Treasurer of Senesco Technologies, Inc., a biotechnology company whose shares are traded on the American Stock Exchange. From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry. Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992. Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983.

Cumulative voting rights do not exist with respect to the election of Directors.  Pursuant to the Articles of Incorporation and Pennsylvania law, the Directors of the Company are to be elected by the holders of the Common Stock and Series A Preferred Stock voting together, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to one-hundredth of a vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board of Directors has affirmatively determined that William Van Alen, Jr., Steven Katz, Stephen W. McHugh, and Joel Brooks, which members constitute a majority of the Board of Directors, are independent in accordance with the applicable listing standards of The NASDAQ Stock Market, Inc. In making such determination as to Mr. Katz, the Board took into consideration the payment by the Company of consulting fees to Steven Katz & Associates, Inc. during the 2007 fiscal year in connection with consulting services provided to the Company.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held a total of three meetings during the fiscal year ended June 30, 2007 (not including actions adopted by unanimous consent).  Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he was a member during the 2007 fiscal year.  The Company does not have a policy with regard to Board members attendance at annual meetings.  Six of our Directors attended the 2007 Annual Meeting.

BOARD COMMITTEES

The Board of Directors has a standing Audit Committee and Compensation Committee. In addition, all nominees for election or appointment to the Board must be recommended to the Board by a majority of our independent directors (as such term is defined in the listing standards of The NASDAQ Stock Market, Inc.).

The Audit Committee of the Board of Directors presently consists of Mr. Van Alen (Chairman), Mr. McHugh, and Mr. Brooks, appointed by the Board of Directors. Each member of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market, Inc. The board of directors has also determined that Mr. Brooks is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Our Audit Committee held four meetings during the 2007 fiscal year. The Audit Committee has sole authority to appoint the Company’s independent auditors and is responsible for approving the services performed by the Company’s independent auditors, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, and reviewing the adequacy and effectiveness of the Company’s internal controls. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board of Directors on April 11, 2006, and was attached as an appendix to the proxy statement for our annual meeting held on May 11, 2007.

The Compensation Committee of the Board of Directors presently consists of Mr. Katz (Chairman) and Mr. Van Alen. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of The Nasdaq Stock Market, Inc. The Committee reviews and recommends compensation and compensation changes for the executive officers and Directors of the Company and administers the Company’s stock option and restricted stock grant plans as they pertain to the executive officers and Directors. The Compensation Committee met two times during the 2007 fiscal year.  The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007, a copy of which is attached hereto as Appendix “A”.

Our independent directors are required to recommend to the entire Board of Directors for selection any nominees for director. The foregoing applies to the election of Directors at any annual or special meeting of shareholders as well as in the case of a vacancy on the Board of Directors resulting from resignation, death, or otherwise. The current independent members of our Board are William Van Alen, Jr., Steven Katz, Stephen W. McHugh, and Joel Brooks. During the fiscal year ended June 30, 2007, the independent members of our Board met two times. There is no written charter governing the selection of our director nominees by the independent directors.

Our independent directors have not established any specific minimum qualifications for recommending membership on our Board of Directors. Rather, the independent directors will generally consider all relevant factors, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player.

The independent directors use their available network of contacts when compiling a list of potential director candidates. The independent directors also consider potential director candidates recommended by shareholders and other parties and all potential candidates are evaluated based upon the above criteria. Because the independent directors make no distinction in their evaluation of candidates based on whether such candidates are recommended by shareholders or other parties, no formal policy or procedure has been established for the consideration of director candidates recommended by shareholders.

Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary,  USA Technologies,  Inc., 100 Deerfield Lane, Suite 140, Malvern,  PA 19355,  specifying  the name of the candidates and stating in detail  the qualifications  of such  persons  for consideration by the independent directors. A written statement from the candidate consenting  to be named as a  candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Members of the Board of Directors receive cash and equity compensation for serving on the Board of Directors, as determined from time to time by the Compensation Committee with subsequent approval thereof by the Board of Directors.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors during the fiscal year ended June 30, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joel Brooks (1)	$7,500	$-	$-	$-	$-	$-	$7,500
Steven Katz	$35,000	$-	$-	$-	$-	$-	$35,000
Douglas M. Lurio	$20,000	$-	$-	$-	$-	$-	$20,000
Stephen W. McHugh	$30,000	$-	$-	$-	$-	$-	$30,000
Albert Passner (2)	$15,000	$-	$-	$-	$-	$-	$15,000
William L. Van Alen Jr.	$37,500	$-	$-	$-	$-	$-	$37,500

 (1) Appointed a Director on March 22, 2007
 (2) Resigned as a Director on March 22, 2007

 During fiscal year 2007, we paid each of Messrs. Van Alen, Katz, McHugh and Lurio $20,000 for serving as a Director during the fiscal year. The Company paid Mr. Passner $15,000 for serving as a Director during the first three quarters of the fiscal year. The Company paid Mr. Brooks $5,000 for serving as a Director and $2,500 for serving on the Audit Committee during the fourth quarter of the fiscal year.  The Company paid Mr. McHugh $10,000 for serving on the Audit Committee during the fiscal year, Mr. Katz $10,000 for serving on the Compensation Committee and $5,000 for serving on the Audit Committee during the fiscal year and Mr. Van Alen $10,000 for serving on the Compensation Committee and $7,500 for serving on the Audit Committee.

            On April 21, 2006, we granted 12,000 Common Stock options to each of Messrs. Van Alen, Katz, and Lurio all with an exercise price of $7.50 per share and all exercisable at any time within five years following the date of vesting. The options granted to Mr. Van Alen were fully vested. Of the options granted to Mr. Katz and Mr. Lurio, 6,000 vested immediately, 3,000 vested on April 1, 2007, and 3,000 vest on April 1, 2008. In conjunction with the appointment of Stephen McHugh to the Board of Directors on June 20, 2006, the Company granted Mr. McHugh 6,000 Common Stock options with an exercise price of $8.00 per share. The options vest as follows: 3,000 on June 20, 2007 and 3,000 on June 20, 2008. The options are exercisable at any time within five years of vesting. During the 2007 fiscal year, the Company granted to each Director piggy back registration rights in connection with the shares underlying these options.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We believe that our shareholders are currently provided a reasonable means to communicate with our Board of Directors and individual directors. As a result, our Board of Directors has not established a formal process for shareholders to send communications to the Board of Directors or individual directors. However, the Board of Directors will consider, from time to time, whether adoption of a formal process for such shareholder communications has become necessary or appropriate. Shareholders may send communications to the Board of Directors or individual directors by mail at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, Attn: Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2007, Steven Katz and William Van Alen, Jr., served as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of McGladrey & Pullen, LLP has been selected by our Audit Committee to serve as the Company’s independent registered public accounting firm for fiscal year 2008. The shareholders will be asked to ratify this appointment at the Annual Meeting.  A representative of McGladrey & Pullen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Goldstein Golub Kessler LLP had been our independent registered public accounting firm since July 7, 2005. On Ocobter 10, 2007, the Company was notified that the partners of Goldstein Golub Kessler LLP became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. On November 9, 2007, the Company was informed that Goldstein Golub Kessler LLP’s position as the independent registered public accounting firm for the Company would cease upon completion of its procedures regarding the following: (i) the Form 10-Q of the Company for the quarter ending September 30, 2007; and (ii) the Form S-1 of the Company to be filed no later than November 16, 2007. These procedures were completed on November 16, 2007. The Audit Committee appointed McGladrey & Pullen, LLP as its independent registered public accounting firm effective November 16, 2007.

The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:

RESOLVED,  that the appointment  by the Audit Committee of  McGladrey & Pullen, LLP,  independent registered public accounting  firm, to examine the books, accounts and records of the  Company for the fiscal year ending June 30, 2008 is hereby ratified and approved.

The affirmative  vote of a majority of the votes cast by all holders of the  outstanding  shares of Common  Stock and Series A  Preferred  Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to one-hundredth of a vote) is required for ratification of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

AUDIT AND NON-AUDIT FEES

Effective July 7, 2005, the Audit Committee dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm and engaged Goldstein Golub Kessler LLP as the Company’s new independent registered public accounting firm. Ernst & Young LLP served as the Company’s independent registered public accounting firm during the fiscal year ended June 30, 2004. Ernst & Young LLP provided audit services related to the transition to Goldstein Golub Kessler LLP and the issuance of multiple offering documents during the fiscal years ended June 30, 2007 and 2006. Accordingly, the Company was billed for professional services rendered by each of Ernst & Young LLP and Goldstein Golub Kessler LLP in connection with the fiscal years ended June 30, 2007 and 2006.

During the fiscal years ended June 30, 2007 and 2006, fees in connection with services rendered by Ernst & Young LLP were as set forth below:

	Fiscal 2007	Fiscal 2006
Audit Fees	$21,500	$43,949
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
TOTAL	$21,500	$43,949

During the fiscal years ended June 30, 2007 and 2006, fees in connection with services rendered by Goldstein Golub Kessler LLP were as set forth below:

	Fiscal 2007	Fiscal 2006
Audit Fees	$245,000	$225,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
TOTAL	$245,000	$225,000

Audit fees consisted of fees for the audit of our annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and review of Company documents filed with the Securities and Exchange Commission.

There were no fees categorized as Audit-related, Tax, or Other fees during fiscal years 2006 and 2007.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.

ITEM 3

APPROVAL OF 2008 STOCK INCENTIVE PLAN

On January 11, 2008, the Board of Directors adopted, subject to shareholder approval, the USA Technologies, Inc. 2008 Stock Incentive Plan (“2008 Plan”). The 2008 Plan provides for the granting of up to 300,000 shares of Common Stock.

Subject to shareholder approval, our Board of Directors has reserved a total of 300,000 shares of Common Stock for issuance in connection with the 2008 Plan. All of the Company’s employees, officers, and directors are eligible for awards under the 2008 Plan. A summary of the 2008 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2008 Plan, which is attached to this proxy statement as Appendix “B”.

Summary of the 2008 Plan

The purpose of the 2008 Plan is to promote the Company’s success by linking the personal interests of its employees, offices and directors to those of the Company’s shareholders, and by providing participants with an incentive for outstanding performance. The 2008 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers and directors upon whose judgment, interest and special efforts the successful conduct of the Company’s operation largely depends.

The 2008 Plan authorizes the granting of up to 300,000 shares of Common Stock. The number of shares authorized to be issued under the 2008 Plan is subject to adjustment for stock dividends, stock splits, recapitalizations, mergers, or similar corporate events.

The 2008 Plan is administered by a committee designated by the Board of Directors. The Board has appointed Messrs. Jensen, Herbert and Lurio as the committee. In the event that any awards would be made under the 2008 Plan to any executive officer or Director of the Company, the Compensation Committee would act as the committee, and has the same powers, duties and authority as the committee with respect to such awards. Subject to the terms of the 2008 Plan, the committee has full authority to select the employees, consultants or Directors who will receive awards, to determine the amount of each award, to determine the terms and conditions of the awards, and the terms of any agreements which will be entered into in connection with such award. The shares of Common Stock may be awarded outright to the recipient with no vesting or forfeiture provisions. The 2008 Plan provides that the grant of shares of Common Stock to the recipient may be subject to various vesting or forfeiture provisions such as performance goals or continued employment with the Company. The 2008 Plan also authorizes any award of Shares under the 2008 Plan to be subject to the recipient’s agreement not to compete for a period of time with the Company following the termination of employment with the Company.

The Board of Directors of the Company has the power to amend, suspend, or terminate the 2008 Plan at any time without the approval of the shareholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

The 2008 Plan provides that promptly after the approval thereof by the shareholders, all of the shares issuable under the 2008 Plan shall be registered under the 1933 Act pursuant to a Form S-8 registration statement at the Company’s cost and expense.

Benefits to Named Executive Officers and Others

Awards, if any, will be granted under the 2008 Plan only after the 2008 Plan is approved by the shareholders. All awards under the 2008 Plan will be made at the discretion of the committee appointed by the Board, or the Compensation Committee, as the case may be. Therefore, it is not possible to determine the benefits or amounts that will be received by any individuals or groups pursuant to the 2008 Plan in the future, or the benefits or amounts that would have been received by any individuals or groups for the last completed fiscal year if the 2008 Plan had been in effect.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to one-hundredth of a vote) is required for ratification of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE 2008 STOCK INCENTIVE PLAN.

ITEM 4

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION
ALLOWING THE COMPANY TO PURCHASE ITS COMMON STOCK

The Board of Directors of the Company has unanimously adopted a resolution that approves, and submits to the shareholders for their approval of, an amendment to the Company’s Articles of Incorporation to permit the Company to purchase its shares of Common Stock notwithstanding the existence of unpaid and accrued dividends on the Series A Preferred Stock.

The Articles of Incorporation of the Company currently provide that the Company may not purchase or acquire any of its Common Stock unless all accumulations of dividends earned on the Series A Preferred Stock as of the last day of the most recently ended fiscal year of the Company shall have been paid.

The resolution to be considered by the shareholders at the Annual Meeting reads as follows:

RESOLVED, that in order to allow the Company to purchase its Common Stock, the following new sentence shall be added to the end of subsection (b) of Section 1 Dividend Provisions of Article 4(C) of the Articles of Incorporation of the corporation:

Notwithstanding anything set forth to the contrary in this subsection (b), the corporation shall have the right to purchase, redeem, or otherwise acquire shares of Common Stock of the corporation from time to time regardless of whether or not all accumulations of dividends earned on the Series A Preferred Stock as of the last day of the most recently ended year shall have been paid.

GENERAL EFFECT OF PROPOSED AMENDMENT

The holders of the Series A Preferred Stock are entitled to an annual cumulative dividend equal to $1.50 per share which accrues (i.e. is earned) at the rate of $.75 per share on each February 1 and $.75 per share on each August 1. As of June 30, 2007, the end of the most recent fiscal year of the Company, there were $8,992,712 of accrued and unpaid dividends on the Series A Preferred Stock. Under our current Articles of Incorporation, unless and until such amount is actually paid to the holders of the Series A Preferred Stock, the Company is prohibited from purchasing its Common Stock. If the proposed amendment is approved by the shareholders, the Company will be permitted to purchase its shares of Common Stock regardless of the existence of, or the amount of, any accrued and unpaid dividends on the Series A Preferred Stock.

The approval by our shareholders of the proposed amendment to the Articles of Incorporation would not affect existing restrictions under Pennsylvania law upon our ability to purchase our Common Stock. Under applicable law, and regardless of whether or not there are any accumulations of unpaid dividends earned on the Series A Preferred Stock, following any purchase by us of our Common Stock, and after giving effect thereto, the Company must be able to pay its debts as they become due in the usual course of its business. In addition, after any such purchase by us, and after giving effect thereto, the Company must have total assets in an amount at least equal to its total liabilities plus the amount that would be needed to satisfy the liquidation preference of the holders of the Series A Preferred Stock. Under our Articles of Incorporation, upon any liquidation of the Company, the holders of the Series A Preferred Stock are entitled to receive prior to the payment of any liquidation proceeds to the holders of the Common Stock, an amount per share equal to $10 plus any and all accrued and unpaid dividends on such share. As of September 30, 2007, the amount of the liquidation preference due to the holders of the Series A Preferred Stock in the event of the liquidation of the Company was $14,586,926 and total liabilities were $7,800,479. Therefore, as of September 30, 2007, the Company would be prohibited from purchasing its Common Stock if after the purchase its total assets were less than $22,387,405 (consisting of total liabilities of $7,800,479 and the Series A Preferred Stock liquidation preference of $14,586,926). As of September 30, 2007, the Company had total assets of $33,800,206.

REASONS FOR APPROVING THE PROPOSED AMENDMENT

The Board of Directors has determined that having the right to purchase its shares of Common Stock on the open market or in private transactions from time to time is in the best interest of the Company and its shareholders.  In this regard, the Company recognizes that stock repurchase programs can increase shareholder value at times when its outstanding Common Stock is perceived to be underpriced. The Company also recognizes that the repurchase of its Common Stock may represent a prudent use of its cash reserves at a time when the shares are selling at a price which management believes is less than their value. Any purchases by the Company of its Common Stock would generally not require further shareholder approval and would be in the discretion of the Board of Directors. The Company anticipates that any shares would be purchased on the open market or in privately negotiated transactions. At this time, the Company has no specific plans, proposals or arrangements, written or otherwise, to purchase its Common Stock.

 POTENTIAL ANTI-TAKEOVER EFFECT

Although the purchase by the Company of its issued and outstanding shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by permitting purchases that would make it more difficult for a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the proposal is not being proposed in response to any effort, of which we are aware, to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by the Company to recommend a series of similar amendments to our shareholders. Other than the proposal, our Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.

NECESSARY VOTE FOR APPROVAL

Shareholder approval of this proposal is required under Pennsylvania law and the Articles of Incorporation.  Approval of the amendment to the Company's Articles of Incorporation permitting the Company to purchase its shares of Common Stock requires the affirmative vote of a majority of all votes cast by the holders of outstanding shares of Common Stock as well as by the holders of the Series A Preferred Stock each voting separately as a class. If this proposal is adopted, it will become effective upon filing of Articles of Amendment with the Department of State of the Commonwealth of Pennsylvania which the Company anticipates filing immediately following the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers are as follows:

Name	Age	Position(s) Held
George R. Jensen, Jr.	58	Chief Executive Officer, Chairman of the Board of Directors
Stephen P. Herbert	44	Chief Operating Officer and President, Director
David M. DeMedio	36	Chief Financial Officer

Certain information concerning the foregoing executive officers who are also directors of the Company is set forth elsewhere in this Proxy Statement.  See “Item 1- Election of Directors.” The following description contains certain information concerning the foregoing executive officer who is not also a Director of the Company.

David M. DeMedio joined USA Technologies on a full-time basis in March 1999 as Controller. In the summer of 2001, Mr. DeMedio was promoted to Director of Financial Services where he was responsible for the sales and financial data reporting to customers, the Company's turnkey banking services and maintaining and developing relationships with credit card processors and card associations. In July 2003, Mr. DeMedio served as interim Chief Financial Officer through April, 2004. From April, 2004 until April 12, 2005, Mr. DeMedio served as Vice President - Financial & Data Services. On April 12, 2005, he was appointed as the Company's Chief Financial Officer. From 1996 to March 1999, prior to joining the Company, Mr. DeMedio had been employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor in its accounting and auditing and consulting practice. Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc., a multi-billion reseller of computer hardware and configuration services. Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is currently comprised of two non-employee directors. The Compensation Committee is responsible for reviewing and recommending compensation and compensation changes for the executive officers of the Company. The compensation of the two other employees named in the Summary Compensation Table is determined by the executive officers. The Chief Executive Officer assists the Committee in determining the compensation of all other executive officers and the other executive officers do not have a role in determining their own compensation. Our Chief Executive Officer regularly provides information to the Compensation Committee. The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of the executive officers, the Compensation Committee also considers the value of previous compensation.

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. We believe that providing our executive officers who have responsibility for the Company’s management and growth with an opportunity to increase their ownership of Company stock aligns the interests of the executive officers with those of the shareholders. During the 2007 fiscal year, we adopted the Long Term Equity Incentive Program for our executive officers in order to provide them with the opportunity to further increase the number of shares owned by them. In order to be competitive with compensation offered by other technology companies and to motivate and retain executive officers, the Company intends to offer a total compensation package competitive with other technology companies as well as take into account individual responsibilities and performance. The annual compensation package for our executives primarily consists of:

•	a base salary
•	stock options
•	long-term stock incentive awards
•	cash and stock bonuses
•	restricted stock awards
•	other benefits

Base Salary

Base salary is the fixed component of our executive’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. For fiscal 2007, our executive officers had employment agreements that specified the level of salary to which the officer is entitled, subject to review of our Board or Compensation Committee from time to time. These base salaries were established in April 2006, and reflected the individual’s level of responsibility and performance. In recommending base salaries to the Board, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, the relationship among base salaries paid to others within our Company, and its knowledge of base salaries paid to executive officers of other technology companies. As permitted under his employment agreement, Mr. Jensen elected to receive fifty-percent (50%) of his base salary in shares of Common Stock rather than cash payments during the 2007 fiscal year. The base salaries for each of Messrs. Sagady and McLaughlin for the fiscal year were established by our President after discussions with each employee.

Stock Options

Stock options serve to ensure that executive management is properly focused on shareholder value. Stock options align management incentives with shareholder’s objectives because options have value only if the stock price increases over time. A vesting schedule also keeps the executives focused on long term performance and not short term gains. For fiscal 2007, various stock options became vested that were granted to our executive officers at the time the officers entered into their employment agreements in May 2006. During the fiscal year, the Company granted to our executive officers piggy back registration rights in connection with the shares underlying the options granted to them in their employment agreements.

Restricted Stock Awards

During fiscal 2007, shares of restricted stock became vested that had been issued to Messrs. Jensen and Herbert at the time they entered into their May 2006 employment agreements. During the fiscal year, the Company granted to our executive officers piggy back registration rights in connection with the restricted shares granted to them in their employment agreements.

Cash and Stock Bonuses

In addition to base salary, we may award variable cash bonus awards to our executives as well as shares available under our stock compensation programs. The shares awarded under our stock compensation plans are registered under the Securities Act of 1933, as amended.  Shares were awarded under our stock plans to each of Messrs. Sagady and McLaughlin during the fiscal year. The shares were awarded to them upon the recommendation of our President. In addition, based upon performance, Messrs. Sagady and McLaughlin earned cash bonuses.

Long-Term Equity Incentive Program

During February 2007, at the recommendation of the Compensation Committee, the Board of Directors adopted the Long-Term Equity Incentive Program covering the Company’s executive officers – Messrs. Jensen, Herbert and DeMedio. The purpose of the Plan is to ensure continuity of the Company’s executives, encourage stock ownership by the executives, align the interests of the executives with those of the shareholders, and provide incentives and rewards to the executives who are largely responsible for the management and growth of the Company.

Under the Plan, each executive officer will be awarded common stock of the Company in the event the Company achieves target goals relating to each of revenues, gross profit and EBITDA during each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and excludes non-cash stock payments/awards and stock options granted to officers and Board members. During each such fiscal year, the number of eligible shares to be awarded to the executive is based upon the following weightings: 40% of eligible shares are determined by revenues; 30% of eligible shares are determined by gross profit; and 30% of eligible shares are determined by EBITDA.

If the target goals (100%) for revenues, gross profit, and EBITDA are achieved by the Company during the applicable fiscal year, the executive officers would be awarded the following number of shares:

	Fiscal Year Ended June 30,
	2007	2008	2009
George R. Jensen, Jr.	178,570	178,570	178,570
Stephen P. Herbert	53,713	53,713	53,714
David M. DeMedio	21,663	21,663	21,664

If actual revenues, gross profit, or EBITDA for a particular fiscal year exceed the target goals, each executive would be awarded additional eligible shares, up to an amount no greater than 125% of the number of eligible shares. If the actual revenues, gross profit, or EBITDA for a particular fiscal year are less than the target goals, each executive would be awarded a lesser pro rata portion of the number of eligible shares. If minimum target goals for revenues, gross profit, or EBITDA for a particular fiscal year are not achieved, no eligible shares will be awarded to each executive. Up to 952,298 shares of common stock are reserved for issuance under the Plan.

Based upon the financial results of the Company for the fiscal year ended June 30, 2007, the target goal (100%) relating to revenues was met and the minimum target goals relating to gross profit and EBITDA were not met. Substantially all of the e-Port units sold during the fiscal year consisted of units pertaining to the MasterCard PayPass seeding program with substantially reduced selling prices resulting in reduced gross profit and EBITDA.

Management’s goal was to have the maximum number of units deployed in the field as quickly as possible. The Compensation Committee agreed with management that given the current stage of the Company’s business, it was more beneficial to the Company to maximize the number of e-Ports in the field as soon as possible.

During September 2007, the Board of Directors approved the recommendation of the Compensation Committee that the selling price of all the e-Ports sold during the fiscal year be “normalized” to the current retail price. This normalization resulted in increased pro forma revenues, gross profit and EBITDA for the e-Port units sold in the MasterCard PayPass seeding program. The Board of Directors also approved the recommendation of the Compensation Committee that the executive officers be given the option to elect to satisfy certain minimum tax withholding obligations for the restricted stock bonuses previously awarded and issued to the executives under their employment agreements by reducing the number of shares otherwise issuable to them under the Plan.

As a result of the normalization, a higher than target revenue hurdle was met (110%), and lower than target hurdles for each of gross profit (85%) and EBITDA (85%) were also met, resulting in the vesting  of a total of 241,249  shares under the Plan for the fiscal year rather than a total of 101,578 shares prior to the normalization. During September 2007, the Company issued 225,249 of such shares to the executives, and at the executives’ request, 16,000 shares were exchanged by the executives and cancelled by the Company to settle tax withholding obligations incurred in connection with the restricted stock bonuses previously awarded and issued to the executives under their employment agreements. The specific allocation of the 225,249 shares among the executive officers is as follows: Mr. Jensen - 160,041 shares; Mr. Herbert - 44,628 shares; and Mr. DeMedio - 20,580 shares. In October 2007, the Company granted to the executives, standard piggyback registration rights in connection with these shares for a period of five years after vesting.

The Plan also permits the executives to satisfy any income tax withholding obligations attributable to the shares that become vested under the Plan by electing to reduce the number of shares otherwise issuable to them under the Plan. The payment of the withholding taxes attributable to the vested shares must be made by the Company no later than December 30, 2007, and therefore, any such election by the executives to cancel shares must be made by such date.

It is difficult for management to fully predict our unit sales for e-Ports for the 2008 fiscal year. If the MasterCard seeding program would continue for the majority of the 2008 fiscal year, management believes that it is likely that the Company would not meet the target (100%) goals established under the Plan for the 2008 fiscal year relating to gross profit and EBITDA but would meet the target (100%) goal established under the Plan for the 2008 fiscal year relating to reveue.

Other Benefits

Our health care, insurance and other employee benefits are substantially the same for all our employees, including our executive officers. We do maintain an automobile allowance program for each of our executive officers.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any executive officer’s compensation package.

As a result of the normalization discussed above, certain target hurdles were met resulting in the vesting of a total of 241,249 shares under the Plan for the fiscal year rather than a total of 101,578 shares prior to the normalization. Also, the value of the number of shares the executives may apply to tax withholding was in excess of the minimum statutory obligation and, as a result, the Plan is classified as a liability award rather than an equity award. As such, the Company reclassified the $599,311 related to the 101,578 shares that was previously recorded in Common Stock to a short-term share-based payment liability. As the price of the Company’s shares was $8.45 on the date of the approval of the normalization, a charge of $1,180,220 was also recorded to compensation expense, related to the 139,671 additional shares, with a corresponding amount to the short-term share-based payment liability for a total share-based payment liability of $1,779,531 as of September 21, 2007. On September 28, 2007, as the Company’s share price was $8.38, the total share-based payment liability related to fiscal year 2007 was $1,769,754 ($599,311 compensation expense in fiscal year 2007 and $1,170,443 in the three months ended September 30, 2007). Of the 241,249 shares vested for fiscal year 2007, the Company issued 225,249 shares of Common Stock and the remaining 16,000 shares were exchanged by the executives and cancelled by the Company to settle tax withholding obligations paid by the Company totaling $134,080 in connection with the restricted stock bonuses previously awarded and issued to them under their employment agreements. As a result of the fact that a portion of the remaining 225,249 shares are subject to cancellation as discussed above, the Company has recorded the entire fair value of these remaining shares as a short-term share-based payment liability as of September 30, 2007 totaling $1,635,674. The Company will continue to remeasure this share-based liability until final settlement with changes in the fair value being charged to compensation expense. Final settlement will occur upon the exercise or lapse of the cancellation provision on December 30, 2007 and the fair value of the remaining shares will be charged to Common Stock.

In conjunction with the Plan award for fiscal year 2008, the Company recorded compensation expense of $320,988 and a corresponding amount to the short-term accrued shared-based payment liability for the three month period ended September 30, 2007. This amount was based on management’s estimate of the probability of meeting the target goals and the fair value of the Company’s stock of $8.38 at the end of the reporting period, September 28, 2007. Management will update this estimate and remeasure the short-term share-based payment liability at the end of each reporting period until settlement. The final measurement and charge to compensation expense will be determined on the date of settlement.

The charge for the additional 139,671 shares issued to our executives under the plan as a result of the normalization is not reflected in the compensation tables presented below and will be reflected in the compensation tables presented in connection with the 2008 fiscal year.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2005, June 30, 2006 and June 30, 2007 to each of the executive officers and employees of the Company named below:

Name and Prinicpal Position	Fiscal Year	Salary ($) (4)	Bonus ($) (5)	Stock Awards ($) (6)	Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (8)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George R. Jensen, Jr.,	2007	$325,000	$-	$821,424	$137,750	$-	$-	$17,875	$1,302,049
Chief Executive Officer &	2006	$270,288	$-	$200,000	$137,750	$-	$-	$18,563	$626,601
Chairman of the Board	2005	$250,000	$-	$-	$-	$-	$-	$17,875	$267,875

Stephen P. Herbert,	2007	$285,000	$-	$393,426	$33,060	$-	$-	$17,875	$729,361
Chief Operating Officer &	2006	$246,673	$-	$133,336	$33,060	$-	$-	$18,563	$431,632
President	2005	$231,923	$-	$-	$-	$-	$-	$17,875	$249,798

David M. DeMedio (1),	2007	$165,000	$-	$51,124	$26,355	$-	$-	$17,875	$260,354
Chief Financial Officer	2006	$162,385	$-	$-	$26,360	$-	$-	$20,112	$208,857
	2005	$131,689	$11,000	$-	$-	$-	$-	$7,800	$150,489

John McLaughlin (2),	2007	$132,028	$46,629	$18,821	$-	$-	$-	$8,450	$205,928
Vice President of Sales

Cary Sagady (3),	2007	$125,400	$25,000	$27,675	$-	$-	$-	$7,800	$185,875
Vice President, Research &
Development

(1) Employment as Chief Financial Officer commenced on April 12, 2005.

(2) Employment as Vice President of Sales commenced on August 3, 2004.

(3) Employment as Vice President of Research and Development commenced on January 1, 2006.

(4) Includes Mr. Jensen’s election to receive one-half of his base salary in Common Stock during the 2007 fiscal year.  As a result, 22,080 restricted shares were issued to Mr. Jensen on June 30, 2006 and recorded at $7.36 per share of Common Stock for a total value of $162,500 during the fiscal year.  These shares vested as follows: 5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007

(5) Consists of cash bonuses awarded upon achievement of performance goals.

(6) Fiscal year 2007 includes 50,000 shares (25,000 vested on January 1, 2007 and 25,000 vested on June 1, 2007) valued at $8.00 per share and 71,428 shares valued at $5.90 per share relating to the Long-Term Equity Incentive Program for Mr. Jensen; 33,333 shares (16,666 vested on January 1, 2007 and 16,666 vested on June 1, 2007) valued at $8.00 and 21,485 shares valued at $5.90 per share relating to the Long-Term Equity Incentive Program for Mr. Herbert; 8,665 shares valued at $5.90 relating to the Long-Term Equity Incentive Program for Mr. DeMedio; 3,150 shares valued at $5.975 per share for Mr. McLaughlin and 4,500 shares valued at $6.15 per share for Mr. Sagady.   Fiscal year 2006 includes 25,000 shares that vested on June 1, 2006 valued at $8.00 per share for Mr. Jensen; and 16,667 shares that vested on June 1, 2006 valued at $8.00 per share for Mr. Herbert.

(7) Fiscal year 2007 includes 25,000 options that vested on June 30, 2007 at the fair market value of the grant date of $5.51 for Mr. Jensen; 6,000 options that vested on June 30, 2007 at the fair market value of the grant date of $5.51 for Mr. Herbert; 2,333 options that vested on June 30, 2007 at the fair market value of the grant date of $5.51 and 1,500 options that vested on various dates during the fiscal year at the fair market value of the grant of $9.00 for Mr. DeMedio.  Fiscal year 2006 includes 25,000 options that vested on June 30, 2006 at the fair market value of the grant date of $5.51 for Mr. Jensen; 6,000 options that vested on June 30, 2006 at the fair market value of the grant date of $5.51 for Mr. Herbert; 2,334 options that vested on June 30, 2006 at the fair market value of the grant date of $5.51 and 1,500 options that vested on various dates during the fiscal year at the fair market value of the grant of $9.00 for Mr. DeMedio.

(8) Represents cash payments for car allowance payments.

GRANTS OF PLAN-BASED AWARDS IN LAST FISCAL YEAR
(Individual Grants)

The table below summarizes the amounts of awards granted to the executive officers under our Long-Term Equity Incentive Program and the shares awarded to the two employees named below during the fiscal year ended June  30, 2007:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Underlying Options	Option Awards	Stock and Option Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($) (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George R. Jensen, Jr.	02/12/2007	-	-	-	187,500	535,710	669,638	-	-	-	$3,950,864
Stephen P. Herbert	02/12/2007	-	-	-	56,400	161,139	201,424	-	-	-	$1,194,302
David M. DeMedio	02/12/2007	-	-	-	22,747	64,989	81,236	-	-	-	$479,292
John McLaughlin	10/24/2006	-	-	-	-	-	-	3,150	-	$5.975	$18,821
Cary Sagady	03/08/2007	-	-	-	-	-	-	4,500	-	$6.150	$27,675

(1) The amounts in columns (f), (g) and (h) represent the range of equity awards for each named executive officer under the Long-Term Equity Incentive Program issuable over the 2007, 2008 and 2009 fiscal years.

(2)  Amounts represent the grant fair value determined in accordance with SFAS No. 123R.

TOTAL OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our named executive officers during fiscal 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
George R. Jensen, Jr.	-	$-	121,428	$1,205,351
Stephen P. Herbert	-	$-	54,817	$522,619
David M. DeMedio	-	$-	8,665	$93,149
John McLaughlin	-	$-	3,150	$18,821
Cary Sagady	-	$-	4,500	$27,675

(1) Value equals number of shares multiplied by the market value on vesting date.

OUSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows information regarding unexercised stock options and unvested equity awards granted to the executive officers as of the fiscal year ended June 30, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercsied Options (#) Exercisable	Number of Securities Underlying Unexercsied Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George R. Jensen, Jr.,	--	--	--	--	--	--	--	497,140	$5,344,255
Chief Executive Officer &	25,000	--	--	$7.50	05/10/2011	--	--	--	--
Chairman of the Board	25,000	--	--	$7.50	06/28/2012	--	--	--	--
	--	25,000	--	$7.50	06/29/2013	--	--	--	--

Stephen P. Herbert,	--	--	--	--	--	--	--	107,427	$1,154,840
Chief Operating Officer &	6,000	--	--	$7.50	05/10/2011	--	--	--	--
Presdient	6,000	--	--	$7.50	06/28/2012	--	--	--	--
	--	6,000	--	$7.50	06/29/2013	--	--	--	--

David M. DeMedio,	--	--	--	--	--	--	--	43,327	$465,765
Chief Financial Officer	375	--	--	$7.50	07/01/2007	--	--	--	--
	375	--	--	$7.50	10/31/2007	--	--	--	--
	375	--	--	$7.50	01/31/2008	--	--	--	--
	375	--	--	$7.50	04/30/2008	--	--	--	--
	375	--	--	$7.50	07/31/2008	--	--	--	--
	375	--	--	$7.50	10/31/2008	--	--	--	--
	375	--	--	$7.50	01/31/2009	--	--	--	--
	375	--	--	$7.50	04/30/2009	--	--	--	--
	2,334	--	--	$7.50	05/10/2011	--	--	--	--
	2,333	---	--	$7.50	06/28/2012	--	--	--	--
	--	2,333	--	$7.50	06/29/2013	--	--	--	--

(1)
Reflects 357,140 shares issuable to Mr. Jensen under the Long Term Equity Incentive Program on account of fiscal years 2008 and 2009 assuming the target performance goals are attained, and 140,000 shares issuable to Mr. Jensen under his employment agreement upon the occurrence of a USA Transaction. Reflects 107,427 shares issuable to Mr. Herbert and 43,327 shares issuable to Mr. DeMedio on account of fiscal years 2008 and 2009 under the Long Term Equity Incentive Program assuming the target performance goals are attained.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of June 30, 2007, equity securities authorized for issuance by the Company with respect to compensation plans were as follows:

Plan category	Number of securities to be issued upon exercises of outstanding options and warrants		Weighted average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	None		Not applicable	None
Equity compensation plans not approved by security holders	163,000	(a)	$7.75	1,078,707	(b)

(a) Represents stock options outstanding as of June 30, 2007 for the purchase of shares of Common Stock of the Company expiring at various times from July 2007 through June 2013. All such options, were granted to employees and directors of the Company. Exercise prices for all the options outstanding were at prices that were either equal to or greater than the market price of the Company's Common Stock on the dates the options were granted.

(b) Represents 140,000 shares of Common Stock issuable to the Company's Chief Executive Officer under the terms of his employment agreement plus 87,987 shares of Common Stock issuable under the Company's 2007-A Stock Compensation Plan and 850,720 shares of Common Stock issuable under the Long-Term Equity Incentive Program adopted in February 2007.

EXECUTIVE EMPLOYMENT AGREEMENTS

On May 11, 2006, the Company and Mr. Jensen entered into an Amended and Restated Employment Agreement pursuant to which the term of Mr. Jensen’s employment with the Company was extended to June 30, 2009. Effective May 11, 2006, Mr. Jensen’s base salary was increased to $325,000 per annum. The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter. Mr. Jensen was granted the right (exercisable at any time prior to the 60th day following the commencement of each fiscal year) to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of Common Stock rather than cash. Mr. Jensen has elected to receive shares in lieu of cash for one-half of his base salary for the fiscal year ending June 30, 2007. As a result of such election, 22,080 shares were issued to him which vested as follows: 5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007. Mr. Jensen was also granted 75,000 shares of Common Stock and an additional amount of options to purchase up to 75,000 shares of Common Stock at $7.50 per share. The 75,000 shares of Common Stock vested as follows: 25,000 on June 1, 2006; 25,000 on January 1, 2007; and 25,000 on June 1, 2007. The options vest as follows: 25,000 on May 11, 2006; 25,000 on June 30, 2007; and 25,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. In October 2006, the Company granted to Mr. Jensen piggyback registration rights under the 1933 Act for the shares described above for a period of five years following the vesting of any such shares and the shares underlying any of the options described above for a period of  five years following the vesting of any such options.

As previously provided in his employment agreement, upon the occurrence of a "USA Transaction" (as defined below), the Company will issue to Mr. Jensen 140,000 shares of Common Stock subject to adjustment for stock splits or combinations ("Jensen Shares"). Mr. Jensen is not required to pay any additional consideration for the Jensen Shares. At the time of any USA Transaction, all of the Jensen Shares are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of Common Stock in connection with such USA Transaction.

The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company. The Jensen Shares are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen’s employment with the Company for any reason whatsoever.

On May 11, 2006, the Company and Mr. Herbert entered into an Amended and Restated Employment Agreement pursuant to which the term of Mr. Herbert’s employment with the Company was extended to June 30, 2009. Effective May 11, 2006, Mr. Herbert’s base salary was increased to $285,000 per annum. The Agreement requires Mr. Herbert to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter. In the event that a USA Transaction (as defined in Mr. Jensen's employment agreement) shall occur, then Mr. Herbert has the right to terminate his agreement upon 30 days notice to USA. Mr. Herbert was also granted 50,000 shares of Common Stock and an additional amount of options to purchase up to 18,000 shares of Common Stock at $7.50 per share. The 50,000 shares of Common Stock vested as follows: 16,667 on June 1, 2006; 16,667 on January 1, 2007; and 16,666 on June 1, 2007. The options vest as follows: 6,000 on May 11, 2006; 6,000 on June 30, 2007; and 6,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting.  In October 2006, the Company granted to Mr. Herbert piggyback registration rights under the 1933 Act for the shares described above for a period of five years following the vesting of any such shares and the shares underlying any of the options described above for a period of  five years following the vesting of any such options.

On May 11, 2006, the Company and Mr. DeMedio entered into an amendment to his Employment Agreement pursuant to which the term of Mr. DeMedio’s employment with the Company was extended to June 30, 2008. Effective May 11, 2006, Mr. DeMedio’s base salary was increased to $165,000 per annum and effective October 1, 2007, to $195,000 per annum. Mr. DeMedio was also granted options to purchase up to 7,000 shares of Common Stock at $7.50 per share. The options vest as follows: 2,334 on May 11, 2006; 2,333 on June 30, 2007; and 2,333 on June 30, 2008. The options may be exercised at any time within 5 years of vesting.  In October 2006, the Company granted to Mr. DeMedio piggyback registration rights under the 1933 Act for the shares underlying any of the options described above for a period of five years following the vesting of any such options. In the event that a USA Transaction (as defined in Mr. Jensen’s employment agreement) shall occur, then Mr. DeMedio has the right to terminate his agreement upon 30 days notice to the Company.

Potential Payments Upon Termination Or Change Of Control

Each of the executive officers’ employment agreements provides that upon the occurrence of a USA Transaction, each such executive officer shall be awarded a specified number of shares under the Long Term Equity Incentive Program for each of the fiscal years that has not been completed as of the date of such USA Transaction provided that each such executive officer is an employee of the Company on the date of the USA Transaction. The term USA Transaction has the same meaning as set forth in Mr. Jensen’s employment agreement. In addition, each executive officer’s employment agreement provides that upon the executive officer’s termination of employment for any reason other than for cause, including death, disability, or voluntary resignation, the executive officer will be eligible to earn shares under the Plan for the fiscal year during which such termination occurred, but will not be eligible to earn shares for any fiscal year following the fiscal year during which the termination occurred.

The following table describes the stock awards issuable by us to each of our executive officers upon the occurrence of a USA Transaction assuming that such USA Transaction occurred on June 30, 2007, when the closing price per share of the Company’s Common Stock was $10.75:

Name	Upon Occurrence Of USA Transaction

George R. Jensen, Jr.	$5,344,255.00	(1)
Stephen P. Herbert	$1,154,840.25	(2)
David M. DeMedio	$465,765.25	(3)

 (1)            Represents (i) 178,570 shares issuable to Mr. Jensen for each of the fiscal years ending June 30, 2008 and June 30 2009 pursuant to the Long-Term Equity Incentive Program; and (ii) 140,000 shares issuable to Mr. Jensen upon the occurrence of a USA Transaction pursuant to the Amended and Restated Employment and Non-competition Agreement executed by the Company and Mr. Jensen on May 11, 2006.

(2)            Represents 53,713 shares issuable to Mr. Herbert for the fiscal year 2008, and 53,714 shares issuable for the fiscal year ending June 30, 2009 pursuant to the Company’s Long-Term Equity Incentive Program.
(3)            Represents 21,663 shares issuable to Mr. DeMedio for the fiscal year 2008, and 21,664 shares issuable for the fiscal year ending June 30, 2009 pursuant to the Company’s Long-Term Equity Incentive Program.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Stephen P. Herbert filed a late Form 4, William Van Alen, Jr., filed two late Form 4s and Stephen W. McHugh filed a late Form 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended June 30, 2007, the Company incurred approximately $356,000 in connection with legal services provided by Mr. Lurio's law firm. During the year ended June 30, 2007, the Company incurred approximately $72,600 in connection with consulting services provided by Mr. Katz's consulting firm.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our policy is that all related party transactions which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, are to be reviewed and approved by the Audit Committee for any possible conflicts of interest. This policy is evidenced in the Charter of the Audit Committee of the Board of Directors of the Company.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

Shareholder  proposals  submitted  pursuant  to Rule  14a-8  under  the Securities  Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s  proxy  statement for its 2009 Annual  Meeting of  Shareholders must be received by the Secretary of the Company at the principal offices of the Company no later than October 13, 2008.

Written notice of proposals of shareholders submitted for consideration at the 2009 Annual Meeting but not for inclusion in the proxy statement must have been received by the Company on or before December 28, 2008 in order to be considered timely for purposes of Rule 14a-4 under the Exchange Act. The persons designated in the Company’s proxy card will be granted discretionary voting authority with respect to any shareholder proposal with respect to which the Company does not receive timely notice.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household.  We will promptly deliver a separate copy of either document to you if you call or write us at the following address: 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, or phone number, 610-989-0340. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

GENERAL INFORMATION

The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote.

Shareholders  who  desire  to have  their  shares  voted at the  Annual Meeting are requested to mark,  sign,  and date the enclosed proxy and return it promptly in the enclosed  postage-paid  envelope.  Shareholders may revoke their proxies at any time prior to the Annual Meeting and shareholders who are present at the Annual  Meeting may revoke their proxies and vote, if they so desire,  in person.

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 has been mailed with this Proxy Statement. In addition, a copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission,  for the fiscal year ended June 30, 2007 may be obtained,  free of charge,  by any shareholder by writing or calling Investor Relations  Department,  USA  Technologies,  Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, telephone (610) 989-0340.

By Order of the Board of Directors,

February 1, 2008	/s/ George R. Jensen, Jr.
GEORGE R. JENSEN, JR.
Chairman and Chief Executive Officer

APPENDIX “A”

Compensation Committee Charter of USA Technologies, Inc.

1.            Purpose

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of USA Technologies, Inc. (the “Company”) is appointed by the Board (i) to assist the Board to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers, (ii) to recommend to the Board the director and executive officer compensation plans, policies and programs of the Company, and (iii) to have responsibility for producing the Compensation Committee Report described  in Item 407(e)(5) of Regulation S-K and to review the Company’s compensation discussion and analysis prepared by management of the Company for inclusion in the Company’s proxy statement or annual report.

2.            Members

There shall be not less than two members of the Compensation Committee, one of whom shall be elected by the Board to serve as Chairman of the Compensation Committee (the “Committee Chairman”), and each of whom shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc. (“NASDAQ”). Thus, the members of the Compensation Committee shall meet the following criteria:

Each shall meet  NASDAQ’s director independence criteria.
In addition, at least two members of the committee must qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors,” as defined in Section 162(m) of the Internal Revenue Code and Treasury regulations thereunder.

3.            Appointment; Authority and Duties

Appointment. The Board shall appoint members of the Compensation Committee. The Board may remove or replace any member of the Compensation Committee at any time.

Professional Advisors. The Compensation Committee shall with the prior approval of the Chief Executive Officer have the authority, and is hereby authorized to incur costs, to retain special legal, accounting, compensation or other consultants to advise the Compensation Committee and/or to assist in the evaluation of director, chief executive officer and other executive officer’s compensation and shall have authority to approve the consultant’s fees and other retention terms. The Compensation Committee may request any officer or employee of the Company or the Company’s outside counsel or independent compensation consultant to attend a meeting of the Compensation Committee or to meet with any members of, or consultants to, the Compensation Committee.

General Duties. The Compensation Committee shall annually review and recommend for approval to the Board corporate goals and objectives relevant to chief executive officer and other executive officer’s compensation, evaluate the chief executive officer and other executive officer’s performance in light of those goals and objectives, and recommend for approval to the Board the chief executive officer’s and other executives officer’s compensation levels based on this evaluation. Executive officers refer to all officers who are required to file reports under Section 16 of the Securities Exchange Act of 1934. In recommending for approval to the Board the long-term incentive component of the chief executive officer and other executive officer’s compensation, the Compensation Committee may consider, among other things, the Company’s performance and relative stockholder return, the value of similar incentive awards to other executives at comparable companies, and the awards given to the chief executive officer and other executive officers in past years.

(1) The Compensation Committee shall annually review and recommend for approval to the Board the compensation of all directors, the chief executive officer, and all other executive officers, including incentive compensation plans and equity-based plans. The Compensation Committee shall recommend for approval to the Board all grants of options, restricted stock or restricted stock units under the Company’s equity incentative plans except as provided therein. If the Compensation Committee does not consist entirely of directors who qualify as “non-employee directors” under Rule 16b-3 and as “outside directors” under Section 162(m) of the Internal Revenue Code, all awards of performance-based compensation and all grants under the Company’s option plans shall be made by a subcommittee of at least two directors who meet such qualifications. The vote of at least two directors who meet such qualifications shall be deemed the vote of a subcommittee of such directors.

(2) The Compensation Committee shall annually  review and recommend for approval to the Board, in each case and when and if appropriate, for the president, chief executive officer, and other executive officers, (i) the annual base salary level, (ii) annual incentives, (iii) the long-term incentatives, (iv) employment agreements, severance arrangements, and change in control agreements/provisions, and (v) any special or supplemental benefits.

(3) The Compensation Committee may form and delegate authority to subcommittees when appropriate.

(4) The Compensation Committee shall make regular reports to the Board and shall cause the Compensation Committee Report described in Item 407(e)(5) of Regulation S-K to be included in the Company’s annual report or proxy statement to its shareholders.

(5) The Compensation Committee shall review the Company’s compensation discussion and analysis prepared by management of the Company and to be included in the Company’s proxy statement or annual report.

(6) Subject to the approval thereof by the Board, the Compensation Committee shall have the authority to amend and/ or interpret any award within the provisions of the compensation plans and equity-based plans of the Company.

(7) The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for their consideration and approval. The Compensation Committee shall annually review its own performance.

(8) Each member of the Committee shall be paid the fee set by the Board for his or her services as a member.

4.            Compensation Committee Meetings

The Compensation Committee will hold meetings at such times and at such places as it shall deem necessary.

5.            Effective Date

This Compensation Committee Charter shall become effective immediately upon its approval and adoption by the Board of Directors of the Company. This Compensation Committee Charter shall be reviewed on an annual basis to assess its adequacy and any amendments or modifications shall be approved by the Board.

Dated: September 21, 2007

APPENDIX “B”

USA TECHNOLOGIES, INC.
2008 STOCK INCENTIVE PLAN

1.
Purpose. The purpose of the USA Technologies, Inc. 2008 Stock Incentive Plan is to provide an incentive to Employees, Consultants and Directors of the Company who are in a position to contribute materially to the long-term success of the Company, to increase their interest in the Company’s welfare, and to aid in gaining the services of Employees, Consultants and Directors of outstanding ability who will contribute to the Company’s success.

2.	Definitions.

2.1.	"Award" means an award of Stock under the Plan.
2.2.	"Board" means the Board of Directors of USA.
2.3.	"Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include any successor to such section.
2.4.
"Committee" means the committee designated by the Board to administer the Plan under Section 4; provided, however, that if an Award is to be made to an Employee who is an executive officer of USA or to a Director of USA, the term “Committee” shall mean the compensation committee of the Board of USA.

2.5.	"Common Stock" means USA common stock, no par value per share, or such other class or kind of shares of capital stock or other securities as may result from the application of Section 7 hereof.
2.6.	"Company" means USA and any successor thereof.
2.7.	"Consultant" means a consultant retained to provide bona fide services to, and who is not an employee of USA.
2.8.	"Director" means each director of USA who is not an employee of USA.
2.9.	"Employee" means an officer or employee of the Company including a director who is such an employee.
2.10.
"Fair Market Value" means, on any given date, the mean between the high and low prices of actual sales of Common Stock on the principal national securities exchange on which the Common Stock is listed on such date, or, if the Common Stock was not so listed, the average closing bid price of the stock for each of the five trading days prior to such date.

2.11.	"Holder" means an Employee, Director or Consultant to whom an Award is made.
2.12.	"USA" means USA Technologies, Inc., a Pennsylvania corporation and any successor thereto.
2.13.	"1933 Act" means the Securities Act of 1933, as amended.
2.14.	"Plan" means the USA 2008 Stock Incentive Plan herein set forth, as amended from time to time.
2.15.	"Stock" means Common Stock awarded by the Committee under Section 6 of the Plan.
2.16.	"SEC" means the United States Securities and Exchange Commission.
2.17.	“Stock Award Agreement” means a Stock Award Agreement evidencing an Award granted under the Plan.

3.	Eligibility. Any Employee, Director or Consultant is eligible to receive an Award.

4.	Administration of Plan.

4.1.
The Plan shall be administered and interpreted by the Committee, which shall have full authority to act in selecting Employees, Directors and Consultants to whom Awards will be made, in determining the type and amount of Awards to be granted to each such Holder, the terms and conditions of Awards and the terms of agreements which will be entered into with Holders in connection with Awards. The Committee shall be appointed by the Board and shall have at least one member and shall act unanimously in all matters.

4.2.	The Committee’s powers shall include, but not be limited to, the power to determine whether, to what extent and under what circumstances an Award is made.

4.3.
The Committee shall have the power to adopt regulations for carrying out the Plan and to make such changes in such regulations as it shall from time to time deem advisable. The Committee shall have the power unilaterally and without approval of a Holder to amend any existing Award in order to carry out the purposes of the Plan so long as such amendment does not deprive the Holder of any benefit granted by the Award and so long as the amended Award comports with the terms of the Plan. Amendments adverse to the interests of the Holder must be approved by the Holder. Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final and binding on Plan participants.

5.	Shares of Stock Subject to the Plan.

5.1.	Subject to adjustment as provided in Section 7, the total number of shares of Common Stock available for Awards under the Plan shall be 300,000 shares.
5.2.
Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under the Plan.

6.	Stock.
An Award of Stock is a grant by the Company of a specified number of shares of Common Stock to the Holder, which shares may be subject to forfeiture upon the happening of specified events. Such an Award may be subject to the following terms and conditions:
6.1.
An Award of Stock may be evidenced by a Stock Award Agreement. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

6.2.
Upon determination of the number of shares of Stock to be granted to the Holder, the Committee shall direct that a certificate or certificates representing the number of shares of Common Stock be issued to the Holder with the Holder designated as the registered owner.

6.3.
The Committee may condition the grant of an Award of Stock upon the Holder’s achievement of one or more performance goal(s) specified in the Stock Award Agreement. If the Holder fails to achieve the specified performance goal(s), the Committee shall not grant the Stock to the Holder, or the Holder shall forfeit the Award of Stock and the Common Stock shall be forfeited to the Company.

6.4.
The Stock Award Agreement, if any, shall specify the performance, employment or other conditions (including termination of employment on account of death, disability, retirement or other cause) under which the Stock may be forfeited to the Company.

6.5.
The Stock Award Agreement may also contain (a) an agreement not to compete with the Company and its subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Holder’s employment with or affiliation with the Company; (b) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Holder; and (c) an agreement to retain the confidentiality of certain information.

7.
Adjustments Upon Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of USA affecting the Common Stock, or any distribution to shareholders other than a cash dividend, the Board shall make appropriate adjustment in the number and kind of shares authorized by the Plan as it determines appropriate. No fractional shares of stock shall be issued pursuant to such an adjustment, but an amount equivalent to the portion of Fair Market Value attributable to any such fractional shares shall, where appropriate, be paid in cash to the Holder.

8.
Termination and Amendment. The Plan shall remain in full force and effect until terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time without the approval of the shareholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

9.	Form S-8.

9.1.
Promptly upon the approval of this Plan by the Board of Directors of USA and the shareholders, the Company shall, at its cost and expense, register all of the Stock under the 1933 Act pursuant a to Form S-8 registration statement.

9.2.
Notwithstanding anything else set forth herein, an Award shall not be made to any Director, Consultant or Employee unless such person is eligible to receive Stock which has been registered under a Form S-8 registration statement. In this regard, any Stock issuable to a Consultant or Director shall be issued to an individual who provided bona fide services to USA and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction, and shall not directly or indirectly promote or maintain a market for USA’s securities.

9.3.
In connection with the issuance of any Stock pursuant to the Plan, USA shall at its expense, use its best efforts to have any such Stock exempted from the registration requirements under applicable state securities laws.

9.4.
The documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement, and any additional information about the Company, the Plan and the Plan administrators may be obtained, without charge, upon written request made to the Company at 100 Deerfield Lane, Suite 140, Malvern, PA 19355, Attn: Stephen P. Herbert, President, or by calling 610-989-0340.

10.  General Provisions.

10.1.
The Plan shall become effective upon its approval by the Board, subject to the approval of the Plan by the shareholders of the Company at the Company’s annual meeting of shareholders held on February 28, 2008, and any adjournment or postponement thereof.

10.2.
Nothing contained in the Plan, or an Award granted pursuant to the Plan, shall confer upon an Employee any right with respect to continuance of employment by the Company or upon any Director or Consultant any right with respect to continuance of Board service or the consulting arrangement (as the case may be), nor interfere in any way with the right of the Company to terminate such relationships at any time.

10.3.
Holders shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award. Such responsibility shall extend to all applicable federal, state, local or foreign withholding taxes. Stock Award Agreements evidencing Awards may contain appropriate provisions to effect withholding, including providing for the withholding of Stock by USA otherwise deliverable to a Holder having a Fair Market Value equal to the minimum amount required to be withheld by the Company. The Plan is not qualified under Section 401(a) of the Code.

10.4.
To the extent that federal laws (such as the 1934 Act, the Code or the Employee Retirement Income Security Act of 1974) do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the Commonwealth of Pennsylvania and construed accordingly.

Dated: January 11, 2008

USA TECHNOLOGIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS –

ANNUAL MEETING OF SHAREHOLDERS - February 28, 2008

The undersigned, revoking all prior proxies, hereby appoint(s) George R. Jensen, Jr., and Stephen P. Herbert, or either of them, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., held of record by the undersigned at the close of business on January 2, 2008, at the Annual Meeting of Shareholders to be held on February 28, 2008, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

USA TECHNOLOGIES, INC.

February 28, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided.  â

¢ 20730330000000000000 6	022808

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒
1.	Election of Directors:				FOR	AGAINST	ABSTAIN
			2.	Ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2008.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:	3.	Approval of 2008 Stock Incentive Plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O George R. Jensen, Jr. O Stephen P. Herbert O William L. Van Alen, Jr. O Steven Katz O Douglas M. Lurio	4.	Approval of an amendment to the Articles of Incorporation allowing the Company to purchase its Common Stock.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	O Stephen W. McHugh O Joel Brooks	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed on the reverse side hereof by the undersigned. If no contrary direction is made, this proxy will be voted "FOR" all of the proposals set forth on the reverse side hereof, including all the nominees listed in Item 1 (or, if any such nominees should be unable to accept such nomination, for such other substitute person or persons as may be recommended by the Board of Directors), and in accordance with the proxies' best judgment upon other matters properly coming before the Annual Meeting and any adjournments thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜
			IF YOU SIGN THIS PROXY WITHOUT OTHERWISE MARKING THE FORM, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.